ARTICLES OF INCORPORATION
OF
YASHENG GROUP

I. NAME. The name of this corporation is Yasheng Group.

II. PURPOSE. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. INITIAL AGENT. The name and address of this corporation's initial agent for service of process is: Meiping Wu, 1472 Oddstad Dr., Redwood City, CA 94063.

IV. AUTHORIZED CAPITAL. This corporation is authorized to issue only one class of shares, which may be designated "common" shares, par value $1.00 per share. The total authorized number of shares which may be issued is Eight Hundred Million (800,000,000).

V. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through by law provisions or through agreements with the agents, or through shareholders resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporation Code, subject to the limits of such excess indemnification set forth in Section 204 of the California Corporation Code.

VII. Any repeal or modification of Articles V or VI hereof shall not adversely affect any right to indemnification of an agent or limitation of liability of director of this corporation relating to acts or omissions occurring prior to such repeal or modification.

VIII. The corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all right and powers conferred by these Articles of Incorporation on Shareholders, directors and officers are granted subject to this reservation.

Dated: January 12, 2004

/s/ George Zhou and Meiping Wu Incorporator
George Zhou and Meiping Wu Incorporator